Exhibit 99.1

Sotera Health Reports Third-Quarter and Year-to-Date 2023 Results

•Q3 2023 net revenues of $263 million increased 6%, compared to Q3 2022
•Q3 2023 net loss of $14 million or $0.05 per diluted share, compared to net income of $25 million or $0.09 per diluted share in Q3 2022
•Q3 2023 Adjusted EBITDA of $134 million increased 7%, compared to Q3 2022
•Q3 2023 Adjusted EPS of $0.21 decreased $0.02 per diluted share, compared to Q3 2022 driven by higher interest expense
•Company reaffirms 2023 outlook, anticipates results at the lower end of the range
CLEVELAND, OH, November 1, 2023 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced financial results for the three and nine months ended September 30, 2023.
Third-quarter 2023 net revenues increased 5.8% to $263 million, compared with $249 million in the third-quarter 2022. Net loss was $14 million, or $0.05 per diluted share, including a previously disclosed legal settlement of $35 million. This compares with net income of $25 million, or $0.09 per diluted share in the third-quarter of 2022. Adjusted EBITDA for the third-quarter 2023 increased 7.3% to $134 million compared to $125 million in the third-quarter 2022. Third-quarter 2023 Adjusted Earnings Per Diluted Share (“Adjusted EPS”) was $0.21, compared to $0.23 in the third-quarter of 2022 driven by higher interest expense. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.

For the first nine-months of 2023, net revenues decreased 1.7% to $739 million, compared to $752 million for the same period in 2022. Net revenues also decreased approximately 1.7% on a constant currency basis. Net income was $13 million, or $0.04 per diluted share for the nine-months ended September 30, 2023, compared with net income of $86 million, or $0.31 per diluted share, for the same period last year. Adjusted EBITDA for the first nine-months of 2023 decreased 4.1% to $361 million and Adjusted EPS decreased by $0.17 to $0.55 compared to the first nine-months of 2022. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.

“Today I am pleased to report both top and bottom-line growth for the third quarter-2023,” said Chairman and Chief Executive Officer, Michael B. Petras, Jr. “Our ability to grow revenue, improve margin performance and generate cash in a challenging market is a testament to the resilience of our business model. Our team remains focused on serving our customers and executing our strategy while delivering on our mission of Safeguarding Global Health®.”
Third-Quarter and Year-to-Date 2023 Highlights by Business Segment
Sterigenics
For the third-quarter 2023, Sterigenics’ net revenues were $168 million, an increase of 6.7% compared to the third-quarter a year ago. Third-quarter 2023 segment income was $93 million, an increase of 8.9%. For the first nine-months of 2023, Sterigenics’ net revenues were $495 million, an increase of 6.4% compared to the same period in 2022. Segment income increased 6.9% to $267 million.

Net revenue growth for the third-quarter 2023 was driven by favorable pricing and changes in foreign currency exchange rates, partially offset by an unfavorable impact from volume and mix.
Segment income and segment income margin increases for the third-quarter 2023 were driven by favorable customer pricing, partially offset by unfavorable volume and mix, as well as inflation.
Nordion
For the third-quarter of 2023, Nordion net revenues were $40 million, an increase of 14.3% compared to the third-quarter a year ago. Third-quarter 2023 segment income increased 18.5% to $24 million. For the first nine-months of 2023, Nordion net revenues were $81 million, a decrease of 32.6% compared to the same period in 2022. Segment income decreased 37.3% to $43 million.
Net revenue increase for the third-quarter 2023 was driven by favorable pricing and volume and mix, partially offset by an unfavorable impact from changes in foreign currency exchange rates.

Segment income and segment income margin growth for the third-quarter 2023 were driven by favorable pricing and volume and mix, partially offset by inflation.
Nelson Labs
For the third-quarter 2023, Nelson Labs net revenues were $55 million, a decrease of 2.1% compared to the third-quarter a year ago. Third-quarter 2023 segment income decreased by 11.2% to $17 million. For the first nine-months of 2023, Nelson Labs net revenues were $163 million, a decrease of 2.4% compared to the same period in 2022. Segment income decreased 12.0% to $50 million.
Net revenue decline for the third-quarter 2023 was driven by unfavorable volume and mix, partially offset by a favorable impact from pricing and changes in foreign currency exchange rates.

Segment income and segment income margin declines for the third-quarter 2023 were impacted by unfavorable volume and mix as well as inflation, partially offset by favorable pricing.
Balance Sheet and Liquidity
As of September 30, 2023, Sotera Health had $2.3 billion of total debt and $245 million of unrestricted cash and cash equivalents, compared to $2.0 billion in total debt and $395 million of unrestricted cash and cash equivalents as of December 31, 2022. As of September 30, 2023, the Company had no balance outstanding on its revolving credit facility. Sotera Health’s net leverage ratio as of September 30, 2023 was 4.2x. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.
2023 Outlook
Based on ongoing market softness, Sotera Health anticipates 2023 results will be at the lower end of its previously announced outlook on August 3, 2023. That outlook is:
•Net revenues in the range of $1.035 to $1.055 billion, representing growth of approximately 3% to 5%, compared to the prior year,
•Adjusted EBITDA in the range of $520 to $535 million, representing growth of approximately 3% to 6%, compared to the prior year,
•The tax rate applicable to Adjusted Net Income in the range of 30% to 32%,
•Adjusted EPS in the range of $0.78 to $0.86,

•A fully diluted share count remains in the range of 283 million to 285 million shares on a weighted-average basis,
•Capital expenditures in the range of $200 to $215 million, and
•2023 year-end Net Leverage Ratio expected to end the year at or below 4.0x.

The Company does not provide a reconciliation for non-GAAP financial measures on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items without unreasonable effort. The Company cannot reconcile its expected Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Net Leverage Ratio without unreasonable effort because certain items that impact net income, earnings per share and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time, including uncertainties caused by changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings.
The outlook provided above contains a number of assumptions, including, among others, the Company’s current expectations regarding supply chain continuity, particularly for the supply of EO and Cobalt-60, the impact of inflationary trends including their impact on energy prices and the supply of labor, and the expectation that exchange rates as of September 30, 2023 remain constant for the remainder of 2023. Our outlook is based on current plans and expectations and is subject to several known and unknown risks and uncertainties, including those set forth below under “Cautionary Note Regarding Forward-Looking Statements.”
Earnings Webcast
Sotera Health management will host a conference call and webcast to discuss the Company’s operating highlights and financial results at 9:00 a.m. Eastern Time today. To participate in the live call, please dial 1-844-481-2916 if dialing in from the United States, or 1-412-317-0709 if dialing in from other locations. A live webcast of the conference call and accompanying materials may also be accessed via the Investor Relations section of the Company’s website at Presentation & Events | Sotera Health. A replay of the webcast will be archived on the Company's website.
Updates on recent developments in matters relevant to investors can be found on the Investor Relations section of the Sotera Health website at Investor Relations | Sotera Health. For developments related to EO, updates can be found at Ethylene Oxide | Sotera Health.
Upcoming Investor Events
•Wolfe Research Conference at 8:45a.m. Eastern Time, November 14, 2023

Cautionary Note Regarding Forward-Looking Statements
Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this document refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis. This release contains forward-looking statements that reflect management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident” or the negative versions of those words or other comparable words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements. Any forward-looking statements contained in this release are based upon our historical performance and on our current plans, estimates and expectations of the Company’s future performance and the future performance of the markets in which the Company operates in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, without limitation, any disruption in the availability or supply of, or increases in the price of, EO or Cobalt-60 (“Co-60”), or our other direct materials, services and supplies, including as a result of geopolitical instability and/or sanctions arising from US, Canadian, UK or European Union relations with Russia; foreign currency exchange rates and changes in those rates; adverse changes in industry trends, environmental, health and safety regulations or preferences, or general economic, social and business conditions; the impact and outcome of current and future legal proceedings and liability claims, including litigation related to purported exposure to emissions of EO from our facilities in Illinois, Georgia and New Mexico and the possibility that other claims will be made in the future relating to these or other facilities; our ability to increase capacity at existing facilities, renew leases for our leased facilities and build new facilities in a timely and cost-effective manner; competition for qualified employees in the industries in which we operate; the risks of doing business internationally, including global and regional economic and political instability and compliance with numerous laws and regulations in multiple jurisdictions; and any inability to pursue strategic transactions or find suitable acquisition targets. For additional discussion of these risks and uncertainties, please refer to the Company’s filings with the SEC, such as its annual and quarterly reports. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.
Non-GAAP Financial Measures
To supplement our consolidated financial statements presented in accordance with GAAP, we consider Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted EPS, Segment income margin, Net Debt and Net Leverage Ratio and constant currency financial measures that are not based on any standardized methodology prescribed by GAAP.
We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.
We define Adjusted EBITDA as Adjusted Net Income before interest expense, depreciation (including depreciation of Co-60 used in our operations) and income tax provision applicable to Adjusted Net Income.
Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net revenues.
Segment income margin is equal to segment income divided by net segment revenues.

We define Adjusted EPS as Adjusted Net Income divided by the weighted average number of diluted shares outstanding.
Our Net Debt is equal to our total debt, plus unamortized debt issuance costs and debt discounts, less cash and cash equivalents.
Our Net Leverage Ratio is equal to Net Debt divided by Adjusted EBITDA.
Constant currency is a non-GAAP financial measure we use to assess performance excluding the impact of foreign currency exchange rate changes. We calculate constant currency net revenues by translating prior year net revenues in local currency at the average exchange rates applicable for the current period. The translated results are then used to determine year-over-year percentage increases or decreases. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign currency exchange rates. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
We use these non-GAAP financial measures as the principal measures of our operating performance. Management believes these measures allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained without these measures and their disclosure. In addition, we believe these measures will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses these measurements in their financial analysis and operational decision-making and Adjusted EBITDA serves as the key metric for the attainment of our primary annual incentive program. These measures may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.
About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.
INVESTOR RELATIONS CONTACTS
Jason Peterson
Vice President & Treasurer, Sotera Health
IR@soterahealth.com
MEDIA
Kristin Gibbs
Chief Marketing Officer, Sotera Health
kgibbs@soterahealth.com

Source: Sotera Health Company
###

Sotera Health Company
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Service	$227,120	$216,704	$667,680	$644,451
Product	36,057	32,000	71,369	107,646
Total net revenues	263,177	248,704	739,049	752,097
Cost of revenues:
Service	103,580	99,772	311,690	292,755
Product	13,613	12,919	30,284	44,058
Total cost of revenues	117,193	112,691	341,974	336,813
Gross profit	145,984	136,013	397,075	415,284
Operating expenses:
Selling, general and administrative expenses	54,112	57,091	176,309	179,765
Amortization of intangible assets	15,774	15,727	48,098	47,337
Total operating expenses	69,886	72,818	224,407	227,102
Operating income	76,098	63,195	172,668	188,182
Interest expense, net	40,627	23,427	100,225	47,875
Georgia EO litigation settlement	35,000	—	35,000	—
Impairment of investment in unconsolidated affiliate	—	—	—	9,613
Foreign exchange (gain) loss	(426)	(535)	386	(502)
Other expense (income), net	427	(1,713)	(3,300)	(4,195)
Income before income taxes	470	42,016	40,357	135,391
Provision for income taxes	14,130	16,926	27,662	49,242
Net income (loss)	(13,660)	25,090	12,695	86,149

Earnings (loss) per share:
Basic	$(0.05)	$0.09	$0.04	$0.31
Diluted	(0.05)	0.09	0.04	0.31
Weighted average number of common shares outstanding:
Basic	281,105	280,142	280,898	279,988
Diluted	281,105	280,172	283,190	280,093

Sotera Health Company
Segment Data
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Segment revenues:
Sterigenics	$168,347	$157,723	$494,934	$464,977
Nordion	40,098	35,071	80,624	119,551
Nelson Labs	54,732	55,910	163,491	167,569
Total net revenues	$263,177	$248,704	$739,049	$752,097
Segment income:
Sterigenics	$93,169	$85,587	$267,459	$250,088
Nordion	24,052	20,294	43,362	69,179
Nelson Labs	17,107	19,271	50,460	57,369
Total segment income	134,328	125,152	361,281	376,636
Less adjustments:
Interest expense, net(a)	30,464	20,080	82,275	53,974
Depreciation and amortization(b)	38,175	36,104	117,203	109,092
Share-based compensation(c)	8,378	4,616	24,135	14,955
Gain (loss) on foreign currency and derivatives not designated as hedging instruments, net(d)	1,333	3,194	1,459	(4,788)
Acquisition and divestiture related charges, net(e)	72	447	817	978
Business optimization project expenses(f)	1,237	1,035	7,093	1,609
Plant closure expenses(g)	126	2,627	(640)	3,776
Impairment of investment in unconsolidated affiliate(h)	—	—	—	9,613
Professional services and other expenses relating to EO sterilization facilities(i)	18,518	14,501	51,900	50,238
Georgia EO litigation settlement(j)	35,000	—	35,000	—
Accretion of asset retirement obligation(k)	555	526	1,682	1,644
COVID-19 expenses(l)	—	6	—	154
Consolidated income before income taxes	$470	$42,016	$40,357	$135,391
(a)The three and nine months ended September 30, 2023 exclude $10.2 million and $18.0 million respectively, of interest expense, net on Term Loan B attributable to the loan proceeds that were used to fund the $408.0 million Illinois EO litigation settlement. The three and nine months ended September 30, 2022 exclude $3.3 million of unrealized loss and $6.1 million of unrealized gain, respectively, on interest rate derivatives not designated as hedging instruments.
(b)Includes depreciation of Co-60 held at gamma irradiation sites.
(c)Represents share-based compensation expense to employees and non-employee directors.
(d)Represents the effects of (i) fluctuations in foreign currency exchange rates, (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion, and (iii) unrealized gains and losses on interest rate caps not designated as hedging instruments.
(e)Represents (i) certain direct and incremental costs related to the acquisitions of RCA and BioScience Labs and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.
(f)Represents professional fees, exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of acquisitions, operating structure realignment and other process enhancement projects.
(g)Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility. The nine months ended September 30, 2023 also includes a $1.0 million cancellation fee received from a tenant in connection with the termination of an office space lease at the Nordion facility.
(h)Represents an impairment charge on our equity method investment in a joint venture.
(i)Represents litigation and other professional fees associated with our EO sterilization facilities. This includes $10.2 million and $18.0 million of interest expense, net for the three and nine months ended September 30, 2023, respectively, associated with Term Loan B that was issued to finance the $408.0 million cost to settle approximately 880 pending and threatened EO claims against Sterigenics U.S., LLC and Sotera Health LLC (“the Settling Defendants”) in Illinois under Settlement Agreements entered into on March 28, 2023.
(j)Represents the cost to settle 79 pending EO claims against the Settling Defendants in Georgia under a settlement term sheet entered into on October 16, 2023.
(k)Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(l)Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.

Sotera Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of September 30,	As of December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents, including restricted cash	$252,534	$396,294
Accounts receivable, net	118,396	118,482
Inventories, net	37,924	37,145
Other current assets	110,792	93,089
Total current assets	519,646	645,010
Property, plant, and equipment, net	884,385	774,527
Operating lease assets	24,672	26,481
Other intangible assets, net	429,112	491,265
Goodwill	1,100,811	1,101,768
Other assets	77,948	78,654
Total assets	$3,036,574	$3,117,705
Liabilities and equity
Total current liabilities	$200,594	$791,567
Long-term debt, less current portion	2,222,789	1,747,115
Other noncurrent liabilities	166,894	160,761
Deferred income taxes	68,826	68,024
Total liabilities	2,659,103	2,767,467
Total equity	377,471	350,238
Total liabilities and equity	$3,036,574	$3,117,705

Sotera Health Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2023	2022
Operating activities:
Net income	$12,695	$86,149
Non-cash items	152,765	140,675
Changes in operating assets and liabilities	(426,315)	(50,789)
Net cash provided by (used in) operating activities	(260,855)	176,035
Investing activities:
Purchases of property, plant and equipment	(150,149)	(110,642)
Adjustment to purchase of Regulatory Compliance Associates Inc.	—	450
Other investing activities	69	34
Net cash used in investing activities	(150,080)	(110,158)
Financing activities:
Proceeds from long-term borrowings	500,000	—
Payment of revolving credit facility	(200,000)	—
Payment of long-term borrowings	(1,250)	—
Payments of debt issuance costs	(25,645)	(31)
Other financing activities	(3,353)	(1,452)
Net cash provided by (used in) financing activities	269,752	(1,483)
Effect of exchange rate changes on cash and cash equivalents	(2,577)	(6,357)
Net increase (decrease) in cash and cash equivalents, including restricted cash	(143,760)	58,037
Cash and cash equivalents, including restricted cash, at beginning of period	396,294	106,924
Cash and cash equivalents, including restricted cash, at end of period	$252,534	$164,961

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$150,696	$65,045
Cash paid during the period for income taxes, net of tax refunds received	42,587	56,474
Purchases of property, plant and equipment included in accounts payable	16,383	18,583

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$(13,660)	$25,090	$12,695	$86,149
Amortization of intangibles	20,181	20,219	61,290	61,596
Share-based compensation(a)	8,378	4,616	24,135	14,955
Gain (loss) on foreign currency and derivatives not designated as hedging instruments, net(b)	1,333	3,194	1,459	(4,788)
Acquisition and divestiture related charges, net(c)	72	447	817	978
Business optimization project expenses(d)	1,237	1,035	7,093	1,609
Plant closure expenses(e)	126	2,627	(640)	3,776
Impairment of investment in unconsolidated affiliate(f)	—	—	—	9,613
Professional services and other expenses relating to EO sterilization facilities(g)	18,518	14,501	51,900	50,238
Georgia EO litigation settlement(h)	35,000	—	35,000	—
Accretion of asset retirement obligation(i)	555	526	1,682	1,644
COVID-19 expenses(j)	—	6	—	154
Income tax benefit associated with pre-tax adjustments(k)	(13,100)	(7,753)	(39,451)	(25,337)
Adjusted Net Income	58,640	64,508	155,980	200,587
Interest expense, net(l)	30,464	20,080	82,275	53,974
Depreciation(m)	17,994	15,885	55,913	47,496
Income tax provision applicable to Adjusted Net Income(n)	27,230	24,679	67,113	74,579
Adjusted EBITDA(o)	$134,328	$125,152	$361,281	$376,636

Net Revenues	$263,177	$248,704	$739,049	$752,097
Adjusted EBITDA Margin	51.0%	50.3%	48.9%	50.1%
Weighted average number of shares outstanding:
Basic	281,105	280,142	280,898	279,988
Diluted	281,105	280,172	283,190	280,093
Earnings (loss) per share:
Basic	$(0.05)	$0.09	$0.04	$0.31
Diluted	(0.05)	0.09	0.04	0.31
Adjusted earnings per share:
Basic	$0.21	$0.23	$0.56	$0.72
Diluted	0.21	0.23	0.55	0.72
(a)    Represents share-based compensation expense to employees and non-employee directors.
(b)    Represents the effects of (i) fluctuations in foreign currency exchange rates, (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion, and (iii) unrealized gains and losses on interest rate caps not designated as hedging instruments.
(c)    Represents (i) certain direct and incremental costs related to the acquisitions of RCA and BioScience Labs and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.
(d)    Represents professional fees, exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of acquisitions, operating structure realignment and other process enhancement projects.
(e)    Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility. The nine months ended September 30, 2023 also includes a $1.0 million cancellation fee received from a tenant in connection with the termination of an office space lease at the Nordion facility.
(f)    Represents an impairment charge on our equity method investment in a joint venture.
(g)    Represents litigation and other professional fees associated with our EO sterilization facilities. This includes $10.2 million and $18.0 million of interest expense, net for the three and nine months ended September 30, 2023, respectively, associated with Term Loan B that was issued to finance the $408.0 million cost to settle approximately 880 pending and threatened EO claims against the Settling Defendants in Illinois under Settlement Agreements entered into on March 28, 2023.
(h)    Represents the cost to settle 79 pending EO claims against the Settling Defendants in Georgia under a settlement term sheet entered into on October 16, 2023.
(i)    Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.

(j)    Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.
(k)    Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.
(l)    The three and nine months ended September 30, 2023 exclude $10.2 million and $18.0 million respectively, of interest expense, net, on Term Loan B attributable to the loan proceeds that were used to fund the $408.0 million Illinois EO litigation settlement. The three and nine months ended September 30, 2022 exclude $3.3 million of unrealized loss and $6.1 million of unrealized gain, respectively, on interest rate derivatives not designated as hedging instruments.
(m)    Includes depreciation of Co-60 held at gamma irradiation sites.
(n)    Represents the difference between the income tax provision as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (k).
(o)    $22.4 million and $22.1 million of the adjustments for the three months ended September 30, 2023 and 2022, respectively, and $69.7 million and $62.8 million of the adjustments for the nine months ended September 30, 2023 and 2022, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.

Sotera Health Company
Non-GAAP Financial Measures
($’s in thousands)
(unaudited)

	As of September 30,	As of December 31,
	2023	2022
Current portion of long-term debt	$5,235	$197,119
Long-term debt	2,222,789	1,747,115
Current portion of finance leases	8,398	1,722
Finance leases less current portion	63,219	56,955
Total Debt	2,299,641	2,002,911
Less: cash and cash equivalents	(244,959)	(395,214)
Total Net Debt	$2,054,682	$1,607,697

Adjusted EBITDA(a)	$490,894	$506,249
Net Leverage	4.2x	3.2x

(a)    Represents Adjusted EBITDA for the twelve months ended September 30, 2023 and December 31, 2022, respectively. Refer to the Adjusted     EBITDA reconciliations for detail.

Sotera Health Company
Non-GAAP Financial Measures
(in thousands)
(unaudited)

	Twelve Months Ended September 30,	Twelve Months Ended December 31,
	2023	2022
Net income	$(307,024)	$(233,570)
Amortization of intangible assets	81,248	81,554
Share-based compensation(a)	30,391	21,211
Gain on foreign currency and derivatives not designated as hedging instruments(b)	9,397	3,150
Acquisition and divestiture related charges, net(c)	1,237	1,398
Business optimization project expenses(d)	7,710	2,226
Plant closure expenses(e)	314	4,730
Impairment of investment in unconsolidated affiliate(f)	—	9,613
Professional services and other expenses relating to EO sterilization facilities(g)	74,301	72,639
Illinois EO litigation settlement(h)	408,000	408,000
Georgia EO litigation settlement(i)	35,000	—
Accretion of asset retirement obligation(j)	2,232	2,194
COVID-19 expenses(k)	1	155
Income tax benefit associated with pre-tax adjustments(l)	(117,195)	(103,081)
Adjusted Net Income	225,612	270,219
Interest expense, net(m)	106,791	78,490
Depreciation(n)	72,417	64,000
Income tax provision applicable to Adjusted Net Income(o)	86,074	93,540
Adjusted EBITDA(p)	$490,894	$506,249

Net revenues	$990,639	$1,003,687
Adjusted EBITDA margin	49.6%	50.4%
(a)    Represents share-based compensation expense to employees and non-employee directors.
(b)    Represents the effects of (i) fluctuations in foreign currency exchange rates, (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion, and (iii) unrealized gains and losses on interest rate caps not designated as hedging instruments.
(c)    Represents (i) certain direct and incremental costs related to the acquisitions of RCA and BioScience Labs and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.
(d)    Represents professional fees, exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of acquisitions, operating structure realignment and other process enhancement projects.
(e)    Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility. The twelve months ended September 30, 2023 also includes a $1.0 million cancellation fee received from a tenant in connection with the termination of an office space lease at the Nordion facility.
(f)    Represents an impairment charge on our equity method investment in a joint venture.
(g)    Represents litigation and other professional fees associated with our EO sterilization facilities. This includes $18.0 million of interest expense, net for the twelve months ended September 30, 2023 associated with Term Loan B that was issued to finance the $408.0 million cost to settle approximately 880 pending and threatened EO claims against the Settling Defendants in Illinois under Settlement Agreements entered into on March 28, 2023.
(h)    Represents the cost to settle approximately 880 pending and threatened EO claims against the Settling Defendants in Illinois under settlement Agreements entered into on March 28, 2023.
(i)    Represents the cost to settle 79 pending EO claims against the Settling Defendants in Georgia under a settlement term sheet entered into on October 16, 2023.
(j)    Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(k)    Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.
(l)    Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.

Sotera Health Company
Non-GAAP Financial Measures
(in thousands)
(unaudited)
(m)    The twelve months ended September 30, 2023 exclude $18.0 million of interest expense, net on Term Loan B attributable to the loan proceeds that were used to fund the $408.0 million Illinois EO litigation settlement. The twelve months ended September 30, 2023 and December 31, 2022 exclude $7.8 million and $1.7 million, respectively, net decrease in the fair value of interest rate derivatives not designated as hedging instruments recorded to interest expense.
(n)    Includes depreciation of Co-60 held at gamma irradiation sites.
(o)    Represents the difference between the income tax provision as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (l).
(p)    $90.5 million and $83.6 million and of the adjustments for the twelve months ended September 30, 2023 and December 31, 2022, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.